Exhibit 99.1

NOTICE TO SHAREHOLDERS

This Notice, which has been authorized by the United States District Court for the Southern District of New York, relates to the dismissal of a derivative action captioned Robert Rosenfeld v. Edgar Bronfman, et. al., Case No. 1:21-cv-01953 (JSR) (OTW) (S.D.N.Y.) (the “Derivative Action”). It is being provided to you as a current shareholder in fuboTV Inc. (“fuboTV”) by counsel for Plaintiff Robert Rosenfeld (“Plaintiff”), Defendants Edgar Bronfman Jr., Henry Ahn, Ignacio Figueras, Daniel Leff, Laura Onopchenko, David Gandler, Pär-Jörgen Pärson, and Simone Nardi (“Individual Defendants”), and Nominal Defendant fuboTV Inc. (collectively, with the Plaintiff and Individual Defendants, the “Parties”).

Plaintiff in the Derivative Action is a shareholder in fuboTV. On March 5, 2021, Plaintiff initiated the Derivative Action derivatively on behalf of fuboTV.

In the Derivative Action, Plaintiff filed the Verified Shareholder Derivative Complaint alleging that (i) Defendants Gandler, Bronfman, and Nardi allegedly violated Section 10(b) of the Exchange Act and SEC Rule 10b-5 thereunder by allowing or permitting allegedly false and misleading statements to be disseminated in the Company’s SEC filings and other disclosures; (ii) that the Individual Defendants allegedly breached their fiduciary duties of loyalty and good faith by allowing or permitting allegedly false and misleading statements to be disseminated in the Company’s SEC filings and other disclosures and by allegedly failing to ensure that adequate internal controls were in place to prevent the alleged deficiencies described in the Original Complaint; and (iii) that the Individual Defendants allegedly wasted corporate assets by, inter alia: (a) allegedly paying excessive compensation, bonuses, and termination payments to certain of its executive officers; (b) allegedly awarding self-interested stock options to certain officers and directors; and (c) allegedly incurring potentially millions of dollars of legal liability and/or legal costs to defend and/or settle actions addressing Defendants’ unlawful actions. On April 21, 2021, Defendants filed their Motion to Dismiss the Verified Shareholder Derivative Complaint, arguing that Plaintiff’s claims should be dismissed: (i) pursuant to Rule 23.1 for failure to plead demand futility; (ii) pursuant to Rule 12(b)(6) for failure to state a claim; and (iii) pursuant to Rule 12(b)(1) as unripe.

In light of the arguments made in Defendants’ Motion to Dismiss, on May 12, 2021, Plaintiff filed an Amended Verified Shareholder Derivative Complaint, which dropped the Exchange Act claim and alleged (i) that the Individual Defendants allegedly breached their fiduciary duties of loyalty and good faith by allowing or permitting allegedly false and misleading statements to be disseminated in the Company’s SEC filings and other disclosures and by allegedly failing to ensure that adequate internal controls were in place to prevent the alleged deficiencies described in the Amended Complaint and (ii) that the Individual Defendants allegedly wasted corporate assets by, inter alia: (a) allegedly paying excessive compensation, bonuses, and termination payments to certain of its executive officers; (b) allegedly awarding self-interested stock options to certain officers and directors; and (c) allegedly incurring potentially millions of dollars of legal lability and/or legal costs to defend and/or settle actions addressing Defendants’ unlawful actions. On June 2, 2021, Defendants filed a Motion to Dismiss the Amended Verified Shareholder Derivative Complaint, arguing that Plaintiff’s claims should be dismissed: (i) pursuant to Rule 23.1 for failure to plead demand futility; (ii) pursuant to Rule 12(b)(6) for failure to state a claim; (iii) pursuant to Rule 12(b)(1) as unripe; and (iv) for failure to plead a claim against Defendant Nardi.

After thoroughly considering Defendants’ arguments in their Motion to Dismiss the Amended Verified Shareholder Derivative Complaint, Plaintiff concluded that Defendants’ arguments are well founded and asked the Court to voluntarily dismiss his Derivative Action with prejudice. The Derivative Action will be dismissed with prejudice on July 28, 2021. There has been no admission of wrongdoing or liability by Individual Defendants. No consideration is being paid by either party.

This Notice is given to inform you of the discontinuance of an action that may have benefitted you derivatively and that Plaintiff will dismiss his claims with prejudice. The Parties and their counsel will not be providing you with any recommendations or legal advice about the effect this dismissal will have on you.

You may wish to contact a lawyer to understand your rights.

PLEASE DO NOT CONTACT THE PARTIES, THEIR COUNSEL OR

THE COURT FOR ADVICE CONCERNING THE ACTION